Exhibit 10.8

AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE is made as the 12th day of April 2013, by and between Goldland Holdings, Co. (“Lessor”) and Silver Falcon Mining, Inc. (“Lessee”).

WHEREAS, the Lessor and Lessee entered into a Lease dated October 11, 2007 (the “Lease”) with respect to any and all land owned by Lessor on War Eagle Mountain, Idaho.

WHEREAS, the Lessor and Lessee desire to clarify the terms under which the Lessee is obligated to pay a royalty to the Lessor, and are executing this amendment to reflect their understanding;

NOW THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the undersigned, intending to be legally bound, agree as follows:

1.

Amendment.  Paragraph 5 of the Lease is hereby amended to state in its entirety to read as follows:

Royalty.  In addition to the annual rent, Lessee shall the Lessor a royalty equal to 15% of all minerals produced from tailing piles on the premises or through shafts or adits located on the premises during the term of this Lease.  The royalty shall be calculated on the amount of marketable minerals derived from ore produced from tailing piles on the premises or through shafts or adits located on the premises, as determined after the ore is smelted and after the smelter’s fee is deducted, regardless whether the smelter is paid by taking a share of the smelted minerals or by some other fee arrangement.  The Lessee agrees to pay the Lessor a nonaccountable fee of $10,000 during any month that mineral ore is produced from tailing piles on the premises or through shafts or adits located on the premises to reimburse Lessor for the cost of auditing the production of mineral ore and refined minerals from the premises.

2.

Defined Terms.  Capitalized terms used herein, but not otherwise defined herein, shall have the meanings given such terms in the Operating Agreement.

3.

Governing Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Florida.

4.

Severability.  Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

5.

No Other Amendment or Waiver.  Except for the amendment set forth above, the text of the Lease shall remain unchanged and in full force and effect.  Except as set forth herein, the amendments agreed to herein shall not constitute a modification of the Lease or a course of dealing with respect to the Lease such as to require further notice by the parties to require strict compliance with the terms of the Lease in the future.

6.

Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

LESSOR: GOLDCORP HOLDINGS CO. ______________________________ By: ________________________ Its: Chief Executive Officer	LESSEE: SILVER FALCON MINING, INC. ______________________________ By: ________________________ Its: Chief Executive Officer